Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule TO

(Form Type)

SOCIETAL CDMO, INC.

(Name of Subject Company (Issuer))

CANE MERGER SUB, INC.

(Name of Filing Person (Offeror))

a wholly owned subsidiary of

CORERX, INC.

(Name of Filing Person (Parent of Offeror))

Table 1: Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to be Paid	$127,285,800.82	0.0001476	$18,787.38

Fees Previously Paid	$0		$0

Total Transaction Valuation	$127,285,800.82

Total Fees Due for Filing			$18,787.38

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$18,787.38

*

Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 105,690,922, the number of shares of common stock, par value $0.01 per share (each such share, a “Share”) of Societal CDMO, Inc. (“SCTL”) issued and outstanding as of March 6, 2024, and (B) $1.07, the average of the high and low sales prices per Share on March 5, 2024, as reported by the Nasdaq Capital Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”), (ii) the product of (A) 1,773,536, the number of Shares issuable pursuant to outstanding options with an exercise price less than $1.10, and (B) $0.48, the difference between the Reference Price and $0.59, the weighted average exercise price for such options, (iii) the product of (A) 6,872,123, the number of Shares issuable pursuant to outstanding restricted stock units and (B) the Reference Price, and (iv) the product of (A) 6,210,000, the number of Shares issuable pursuant to outstanding warrants to purchase Shares with an exercise price less than $1.10, and (B) $1.05, the difference between the Reference Price and $0.02, the weighted average exercise price for such warrants.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2024 beginning on October 1, 2023, issued August 25, 2023, by multiplying the transaction value by 0.0001476.